SHARE PURCHASE AGREEMENT

Between

Inner Mongolia Xiangzhen Mining Group Co., Ltd.

as Seller,

and

Fortune Pegasus International Limited
(福骏国际有限公司)

as Buyer,

and

September 21, 2009

TABLE OF CONTENTS

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT is made as of the 21st day of September, 2009 by and among Inner Mongolia Xiangzhen Mining Group Co., Ltd., a company organized and existing under the Laws of People’s Republic of China with its legal address at Jianguo Road, Wulanhua, Sizi wang Qi, Wulanchabu, Inner Mongolia, People’s Republic of China (the “Seller”), Tun Lin Limited Liability Company in the Kyrgyz Republic, an exempt company organized under the laws of Kyrgyz Republic (the “Company”), Fortune Pegasus International Limited 福骏国际有限公司, a company organized and existing under the Laws of British Virgin Islands with its registered office at PO Box 4389, Road Town, Tortola, British Virgin Islands  (the “Purchaser”; together with the Seller and Company, the “Parties” and individually, a “Party”).

WITNESSETH:

WHEREAS, the Seller is the sole registered and beneficial owner of equity shares of the Company before the Closing as defined below;

WHEREAS, as at the date of this Agreement, the Company has an authorized  capital of 5000索姆, of which 5000索姆 have been issued to the Seller (the collectively “Sale Shares” and each a “Sale Share”), further details of the Company are set out in Schedule to this Agreement.]

WHEREAS, as at the date of this Agreement, the Company is indebted to the Seller in the amount of US$1,761,784.78 (the “Sale Loan”).

WHEREAS, as at the date of this Agreement, the Company is the holder of the Mining License together with all title, right, interest and benefit thereto and therein free from Encumbrances

WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, one hundred percent (100%) of the Sale Shares and the Sale Loan, all upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.01.  Certain Defined Terms.  (a) As used in this Agreement, the following terms shall have the following meanings:

“Acquisition” means the purchase of the Purchased Shares by the Purchaser from the Seller pursuant to the terms and conditions of this Agreement.

"Action" or “Actions” mean any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or non-governmental authority, including any action regarding expropriation, confiscation or requisition.

"Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is controlled by, or is under common control with, such specified Person.

"Agreement" or "this Agreement" means the Share Purchase Agreement, entered into on [   ], 2009 by and among the Seller, the Company and the Purchaser (including all Schedules and Exhibits hereto, which are expressly incorporated herein and constitute indispensable parts hereof) and all amendments hereto which may be made in accordance with Section 10.04 hereof.

"Assets" means all the assets, rights and creditor’s rights due to the Company together with those assets and rights which were used, held or enjoyed for the purposes of the Business or are otherwise represented as being the property or assets of the Company as of the date hereof.

"Business" means all the businesses that the Group may engage or are engaging in according to Law.

"Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in British Virgin Islands, or the PRC.

"Control" (including the terms "controlled by" and "under common control with"), means, with respect to any Person, the possession, directly or indirectly through one or more intermediaries, or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Directors" means the member of board of the Company.

"Deed of Assignment" means the deed of assignment to be executed by the Seller as assignor and the Purchaser as assignee substantially in the same form as set out in Schedule 6.

"Disclosure Schedule" means the Disclosure Schedule attached hereto, dated as of the date hereof, which constitutes a part of this Agreement.

"Encumbrance" means any security interest, pledge, assignment, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim or any contract or agreement constituting a privilege or right of any nature restricting the full enjoyment, ownership or transferability or any other arrangement having a similar effect.

"Governmental Authority" means any national, provincial, municipal and other local governmental or regulatory authority, agency, commission, or any court, tribunal, or judicial or arbitral body, including, without limitation, the PRC Ministry of Commerce, the National Development and Reform Commission, the State-owned Assets Supervision and Administration Commission, the State Administration for Industry and Commerce, the State Administration of Foreign Exchange, and the State Administration of Taxation, and their respective local counterparts.

"Governmental Order" means any order, writ, judgment, injunction, decree, notice, directive, stipulation, determination or award entered by or with any Governmental Authority.

"Group" means, collectively, the Company and the Subsidiaries

"Knowledge" means to the best of a Person’s knowledge after making due and reasonable inquiries.

"Law" means any promulgated and publicly available applicable national, provincial or other local law, ordinance, code, regulation, rule, order, measure, circular, other requirement or rule of law.

"Management Account" means (i) the unaudited consolidated balance sheet of the Group as at the Management Accounts Date and (ii) the unaudited consolidated balance sheet of the Group as at the Management Accounts Date; copies of which have been attached to this Agreement as Exhibit “A”

"Management Account Date" means June 30, 2009

"Material Adverse Effect" means any circumstance, change in, or effect on the Seller, the Company, the Assets or the Business that, individually or in the aggregate with any other circumstances, changes in, or effects on the Seller, the Assets or the Business: (a) is, or would reasonably be expected to be materially adverse to the Business, operations, Assets or liabilities (including, without limitation, contingent liabilities), employee relationships, customer or supplier relationships, results of operations or the condition (financial or otherwise) of the Company or (b) could reasonably be expected to materially adversely affect the ability of the Company to operate or conduct the Business in the manner in which it is currently operated or conducted.

"Mine " means Kulu-Jiegailieke Coppergold Mine located at Chartcarl, Jalalabad, Southwest of Kyrgyz Republic (库鲁-捷盖列克铜金矿位于吉尔吉斯共和国西南部的贾拉拉巴德州恰特卡尔区).

"Mining License" means collectively (i) the mining license of no. [Au-88-02] issued to the [Company] by [吉爾吉斯共和國政府地質和礦產資源署] in respect of [the Mine and (ii) the exploration license of no. Au-137-04 issued to the the Company by [吉爾吉斯共和國政府地質和礦產資源署] in respect of the Mine.

"Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or Governmental Authority.

"PRC" means the mainland of the People’s Republic of China, which for the purpose of this Agreement does not include the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan.

"Real Property" means real property, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, and all easements, licenses, rights and appurtenances relating to the foregoing.

"Representative" means, as to any Person, such Person’s affiliates and its or their directors, officers, employees, agents and advisors (including, without limitation, financial advisors, legal counsel and accountants).

“Social Security Funds” means, collectively, pension insurance fund, medical insurance fund, unemployment insurance fund, work-related injury insurance fund and maternity insurance fund.

“Subsidiary(ies)” means, subsidiaries of the Company, details of which are set out in Schedule 2 to this Agreement.

"Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including, without limitation, taxes or other charges or fees on or with respect to income, franchises, mining rights, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, Social Security Funds, workers' compensation, unemployment compensation, or taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes, license, registration and documentation fees, and customs' duties, tariffs, and similar charges.

"Tax Indemnity" means the tax indemnity to be executed by the Seller substantially in the same as set out in Schedule 5 to this Agreement.

"U.S. Dollars” or “US$" means the official currency of the United States of America.

(b)           Each of the following terms is defined in the Section set forth opposite each term:

Term	Section

“Company”	Recitals
“Purchased Shares”	Recitals
“Party” or “Parties”	Recitals
“Purchaser”	Recitals
“Seller”	Recitals
“Purchase Price”	2.02
“Closing”	2.04
“Closing Date”	2.04
“Indemnified Person”	7.02
“Loss”	7.02
“Warranty Breach”	7.02(i)
“Third Person Claims”	7.03
“Dispute”	9.01

SECTION 1.02.  Interpretation.  In this Agreement, unless the context otherwise requires:

(a)                      words importing the singular include the plural and vice versa;

(b)                      words importing a gender include every gender;

(c)                      references to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced from time to time;

(d)                      references to Articles, Sections, Paragraphs, Schedules and Exhibits are references to Articles, Sections, Paragraphs, Schedules and Exhibits to this Agreement unless otherwise indicated;

(e)                      headings used in this Agreement are inserted for convenience only and shall not be considered in the construction of this Agreement;

(f)                      references to any Party to this Agreement include references to its successors and permitted assigns;

(g)                      references to any Law are references to that Law as amended, consolidated, supplemented, re-enacted or replaced from time to time;

(h)                      whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(i)                      the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(j)                      references to a Person include references to its successors and permitted assigns.

(k)                      Schedules to this Agreement shall be deemed to form part of this Agreement

ARTICLE II

SALE AND PURCHASE

SECTION 2.01.  Sale and Purchase of the Purchased Shares. Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase at the Closing and the Seller agrees to sell to the Purchaser at the Closing the Sale Shares ..

SECTION 2.01A.  Sale and Purchase of the Sale Loan. Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase at the Closing and the Seller agrees to sell to the Purchaser at the Closing the Sale Loan.

SECTION 2.02.  Purchase Price.  The purchase price for the Sale Shares and the Sale Loans  shall be 8,200,000 U.S. Dollars (US $8,200,000) (the “Purchase Price”)

SECTION 2.03.  Payment of the Purchase Price.

(a)            Within 7 business days from date of signing of this Agreement by all parties hereto, the Purchaser shall pay an initial payment as part payment for the Purchase Price in the amount of US$ 200,000  to the Seller (the “Initial Payment”) (receipt whereof is hereby acknowledged by the Seller); and

(b)           At Closing, the Purchaser shall pay to the Seller an amount equal to US $8,000,000 (the “Second Payment”), which represents the remaining portion of the Purchase Price, by way of telegraphic transfer to such bank account as designated by the Seller.

SECTION 2.04.  Closing.  Subject to the fulfillment of the provision of Article VI and the other terms and conditions of this Agreement, the sale and purchase of the Sale Shares contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Cadwalader, Wickersham, & Taft LLP, at 2301 China Center Place Tower 2, 79 Jianguo Road, Beijing 100025, China, on October 31, 2009 at 10:00 a.m. Beijing time or at such other time and place as the Seller and the Purchaser mutually agree upon, orally or in writing (which time and place are designated as the “Closing”)

SECTION 2.05.  Closing Deliveries by the Seller.  At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

(a)           documents issued by the Company to the Seller, ensuring that the Seller legally owns 100% interest of the Company;

(b)           other opinions, certificates and documents required to be delivered pursuant to Section 6.02;

(c)           such documents duly executed by the Seller as the Purchaser may reasonably requested for effecting and completing the transfer, assignment or otherwise vesting of the legal and beneficial ownership to the Sale Shares to and in the Purchaser;

(d)           certificate of incorporation, common seal, rubber chop, minutes book, register of directors, register of members and transfer and share certificate book and memorandum and articles of association or other equivalent incorporation and constitutional documents of each member of the Group;

(e)           all books of account, records and documents of and relating to each of the member of the Group;

(f)           the title deeds and other books, records and documents of and relating to each Group Company, including without limitation, contracts and policies of insurance, cheque books and the current bank statements up to the date immediately preceding Completion of all relevant accounts;

(g)           resignation letter of the director(s) and/or secretary of each member of the Group in the form and substance satisfaction of the Purchaser executed under seal;

(h)           copy of a board minutes duly certified by the director of the Company approving transfer, assignment or otherwise vesting of the legal and beneficial ownership to the Sale Shares to and in the Purchaser and accepting the resignation by such director and/or secretary as referred to in (g); and

(i)           original of Tax Indemnity duly executed by the Seller.

(i)           original of Deed of Assignment duly executed by the Seller and the Company.

SECTION 2.06.  Closing Deliveries by the Purchaser.  At the Closing, the Purchaser shall deliver or cause to be delivered to the Seller:

(a)           the payment receipt of the Second Payment in accordance with Section 2.03 above; and

(b)           the certificates and other documents required to be delivered pursuant to Section 6.01.

SECTION 2.07.  Acquisition of Rights.  Upon the Closing and as of the Closing Date, the Purchaser shall acquire the Sale Shares and the Sale Loans and all related right, title and interest, free of any Encumbrances.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE SELLER AND THE COMPANY

The Seller and the Company hereby severally and jointly represent and warrant to the Purchaser as of the date hereof and as of the Closing Date as follows:

SECTION 3.01.  Authority to Execute and Perform this Agreement of the Seller.  The Seller is a PRC company, and has all necessary power and authority (a) to enter into this Agreement, (b) to sell the Purchased Shares pursuant to this Agreement, (c) to carry out his obligations hereunder and (d) to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Seller and the Company, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes the legal, valid and binding obligation of the Seller and the Company enforceable against each of the Seller and the Company in accordance with its terms.  Neither the Company, nor the Seller is subject to any bankruptcy, reorganization, insolvency, moratorium, proceeding or other Actions under Law affecting creditors’ rights generally.

SECTION 3.02.  Authority to Execute and Perform this Agreement of the Company.  The Company is organized and existing under the Laws of the Kyrgyz Republic with good standing, and has all necessary power and authority (a) to enter into this Agreement, (b) to carry out its obligations hereunder and (c) to consummate the transactions contemplated hereby. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary. This Agreement has been duly executed and delivered by the Seller and the Company, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes the legal, valid and binding obligation of the Seller and the Company enforceable against the Seller and the Company in accordance with its terms.  Neither the Company, nor the Seller is subject to any bankruptcy, reorganization, insolvency, moratorium, proceeding or other Actions under Law affecting creditors’ rights generally.

SECTION 3.03.  No Conflict.  The execution, delivery and performance of this Agreement by the Seller and the Company do not and will not (a) violate, conflict with, or result in the breach of, any provision of the articles of association of the Company, or (b) assuming compliance with the consents and approvals contemplated by Section 3.03, conflict with or violate any Law or Governmental Order applicable to the Company or the Seller or its assets, properties or businesses or (c) constitute a breach of any contracts, agreements or instruments to which either of the Seller or the Company is a party or (d) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of  its assets pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company or the Seller is a party or by which any of  its assets are bound or affected.

SECTION 3.04.  Ownership of the Sale Shares and Sale Loans.  The Seller legally and beneficially owns the Sale Shares free and clear of all Encumbrances. The Seller legally and beneficially owns the Sale Loan free and clear of all Encumbrances.

SECTION 3.05.  Good Standing of the Company.   The Company (i) has issued 5000索姆 shares, (ii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary.

SECTION 3.06.  No Undisclosed Liabilities.  Other than the debts, liabilities, Taxes or obligations which has been disclosed in the Disclosure Schedule to the Purchaser, there are no debts, material liabilities, Taxes or obligations of the Company and there are no existing conditions, situations or sets of circumstances which could reasonably be expected to result in such debts, liabilities, Taxes or obligations.

SECTION 3.07.  Litigation and Compliance with the Law.  (a) There are no material Actions by or against the Company, or affecting any of its Assets or the Business, pending before any Governmental Authority (or threatened to be brought by or before any Governmental Authority) or any reasonable basis for such Actions to be commenced or any known facts which may likely give rise to such Actions.  The Seller, the Company, the Assets and the Business are not subject to any Governmental Order (nor are there any such Governmental Orders threatened to be imposed by any Governmental Authority).

(b)           The Company has conducted and continues to conduct the Business in accordance with Law and with the requirements of applicable authorities, including, without limitation, the land and resources administration authorities and environmental protection authorities.  To the knowledge of the Seller, there is no basis for any present or future Action against the Company.

SECTION 3.08.  Licenses and Permits.  The Company has all Governmental licenses, permits, consents, certificates and authorizations, necessary or desirable to carry on the Business.   Such licenses, permits, consents, certificates and authorizations are valid and in full force and effect; the Company is not in default, and no condition exists that with notice or lapse of time, or both would constitute a default, thereunder; and none of such licenses, permits, consent, certificates and authorizations will be terminated or impaired as a result of the transactions contemplated hereby, except for any changes therein as a result of the transactions contemplated hereby.

SECTION 3.09.  Full Disclosure.  (a) To the knowledge of the Seller and the Company, there are no facts pertaining to the Company, the Assets or the Business which could have a Material Adverse Effect and which have not been disclosed in this Agreement and the Disclosure Schedules.

(b)           No representation or warranty of the Seller in this Agreement, nor any statement or certificate furnished or to be furnished to the Purchaser pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

SECTION 3.10. Binding Force. This Agreement is the only legally binding agreement regarding the transfer of the ownership of shares. Any other agreements in respect of the transfer of the ownership of shares and products has been rescind and terminated.

SECTION 3.11. Further Representations and Warranties. The Seller and the Company jointly and severally warrants and represents to the Purchaser the warranties set out in Schedule 3 to this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as of the date hereof and as of the Closing as follows:

SECTION 4.01.  Authority to Execute and Perform this Agreement.  The Purchaser is a Corporation duly organized, validly existing and in good standing under the Laws of the British Virgin Islands and has all necessary power and authority (a) to enter into this Agreement, (b) to purchase the Purchased Shares, (c) to carry out its obligations hereunder, and (d) to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Purchaser.  This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller and the Company) this Agreement constitutes the legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

SECTION 4.02.  No Conflict.  The execution, delivery and performance of this Agreement by the Purchaser does not and will not (a) violate, conflict with or result in the breach of, any provision of the Memorandum and Articles of Association (or similar organizational documents) of the Purchaser or (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or any of its assets, properties or businesses or (c) constitute a breach of any other contracts, agreements or instruments to which the Purchaser is a party or (d) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of its assets pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party or by which any of its assets are bound or affected.

SECTION 4.03.  Financing.  The Purchaser has, and at the Closing will have, available to it cash or other investments or available sources of credit to enable it to consummate the purchase of the Purchased Shares on the terms and conditions set forth herein.

ARTICLE V

ADDITIONAL AGREEMENTS AND COVENANTS

SECTION 5.01.  Contracts and Agreements.  The Seller and the Company covenant and agree that from the date hereof to the Closing Date and thereafter, none of the contracts, agreements or arrangements between the Company, or any Affiliate of the Company and any third Person for the benefit of the Company shall be affected by the transactions contemplated by this Agreement; the Seller shall not, nor shall he cause any other Person to, take any action, in any manner, to amend, terminate or cancel any of such contracts, agreements or arrangements.

SECTION 5.02.  No Impairment.  The Seller and the Purchaser shall not knowingly engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any of their representations or warranties to be untrue or result in a breach of any covenant made by them in this Agreement.

SECTION 5.03.  Obligations of the Seller, the Company and the Purchaser.  (a) As soon as is practicable following the execution of this Agreement, each parties shall obtain all required approvals and consents of, and effect filings with, the Governmental Authorities for  the sale and purchase of Sale Shares and the Sale Loan contemplated hereby.

(c)           If, after the execution of this Agreement and prior to the Closing Date, any event shall occur or any matter shall arise of which the Seller or the Company becomes aware and which results or is likely to result in any of the representations and warranties of the Seller and the Company contained herein being untrue or inaccurate in any material respect as at the Closing Date, or which otherwise materially affects the Assets, liabilities, Business, financial condition, operations, results of operations, customer or supplier relations, employee relations of the Company, the Seller and the Company shall notify the Purchaser in writing thereof as soon as practicable after becoming aware of such event or matter and the Seller shall (at their own cost) make any investigation of the event or matter which the Purchaser may reasonably require.

SECTION 5.04.  Access to Information.  From the date hereof until the Closing, upon reasonable notice, the Seller shall and shall cause each of the representatives of the Seller and of the Company to: (i) afford the representatives of the Purchaser full access, during normal business hours, to the offices, properties, plants, other facilities, books and records，tax returns, notices and other correspondences with any tax authorities of the Company and to the representatives of the Seller and the Company who have any knowledge relating to the Seller or the Business or Assets and (ii) furnish to the representatives of the Purchaser all current detailed monthly financial statements and such additional financial and operating data and other information regarding the Business, the Assets, properties, liabilities and goodwill of the Company as the Purchaser may from time to time reasonably request.

SECTION 5.05.  Confidentiality.  (a) The existence and contents of this Agreement, any negotiations and documents related thereto or to the Acquisition, and any information disclosed by either Party to the other Party under this Agreement shall be treated as confidential information and none of the Parties shall disclose such information to any third Person, except to the extent that such information (i) is or, through no fault of a Party or its representatives, becomes public information, (ii) is already known to a Party or its representatives before the same is disclosed to it hereunder, (iii) is required to be disclosed by applicable  Law, or (iv) is agreed in advance in writing to be disclosed by the Parties.

(b)  No Party shall make any press release or other public announcement in connection with the Acquisition except: (i) a release or announcement in a form agreed to by all Parties; or (ii) any release or announcement required by any applicable legal, regulatory or stock exchange requirements to which any Party is subject, but in such case the Party subject to the disclosure shall notify the other Party and shall exercise all rights which it may have to prevent or restrict disclosure and shall not disclose any information which it is not bound to disclose by such requirement.

SECTION 5.06.  Further Action.  The Seller, the Company and the Purchaser shall execute and deliver such documents and other papers and take such further actions as may reasonably be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

SECTION 5.07.  Conduct Pending Closing.  The Seller and the Company undertakes to the Purchaser that pending Closing, each of them shall not and share procure no member of the Group to carry on any of the actions set out in Schedule 4 to this Agreement without prior written consent of the Purchaser.

ARTICLE VI

CONDITIONS TO CLOSING

SECTION 6.01. Conditions to Obligations of the Seller and the Company.  The obligations of the Seller and the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, unless otherwise waived by the Seller and the Company:

(a)           Representations and Warranties of the Purchaser.  The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, and the Seller shall have received a certificate of the Purchaser to such effect signed by a duly authorized officer thereof;

(b)           Resolutions of the Purchaser.  The Purchaser shall have delivered to the Seller a true copy, certified by a director or the company secretary or assistant secretary or an equivalent officer of the Purchaser, of the resolutions duly and validly adopted by the board of directors of the Purchaser evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

SECTION 6.02.  Conditions to Obligations of the Purchaser.  The obligation of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, unless otherwise waived by the Purchaser:

(a)           Representations and Warranties of the Seller and the Company.  (i) The representations and warranties of the Seller and the Company contained in this Agreement shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date; the covenants and agreements contained in this Agreement to be complied with by the Seller and the Company on or before the Closing shall have been complied with in all material respects, and the Purchaser shall have received a certificate from the Seller to such effect signed by the Seller and the Company a duly authorized officer of the Company;

(b)           No Proceeding or Litigation.  No Action shall have been commenced or threatened by or before any Governmental Authority or non-governmental Authority against the Seller, or the Company seeking to restrain or materially adversely alter the transactions contemplated hereby which, in the reasonable, good faith determination of the Purchaser, is likely to render it impossible or unlawful to consummate such transactions contemplated hereby or which could reasonably be expected to have a Material Adverse Effect; provided, however, that the provisions of this Section 6.02(b) shall not apply if the Purchaser has directly or indirectly solicited or encouraged any such Action;

(c)           Resolutions of the Seller.  The Seller shall have delivered to the Purchaser a true copy, certified by directors of the Seller, of the resolutions duly and validly adopted by the shareholders’ meeting evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(d)           Regulatory approval.  The obtaining of all such necessary approval, consents, permission, registration, filings from the government departments, authorities or agencies and/or registries in relation to the transaction contemplated under this Agreement to the satisfaction of the Purchaser;

(e)           Due Diligence.  the Purchaser being satisfied with the results of the due diligence review to be conducted on the business, operation, assets and liabilities of each member of the Group.

(f)           Simultaneous Closing.  the Purchaser shall not be required to purchase any of the Sale Shares or Sale Loan unless closing for the Sale Shares and Sale Loan take place simultaneously.

SECTION 6.03.  Covenants by the Seller and the Company.  Each of the Seller and the Company agrees and undertakes to the Purchaser that each of them shall use their best efforts to procure the fulfillment of the conditions in Section 6.02 prior to the Closing Date.

ARTICLE VII

INDEMNIFICATION

SECTION 7.01.  Survival.  Each of the representations and warranties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall continue in full force and effect until the second anniversary of the Closing Date; provided, however, that (i) the representations and warranties made pursuant to Sections 3.01, 3.02, 3.03, 3.04, 3.05, and Article IV shall survive without limitations; and (ii) the representations and warranties made pursuant to Sections 3.07 shall continue in full force and effect until the fifth anniversary of the Closing Date. Neither the period of survival nor the liability of the Seller and the Company pursuant to this Article VII with respect to the representations and warranties made pursuant to Article III shall be reduced by any investigation made at any time by or on behalf of the Purchaser.  If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by either Party to the other, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

SECTION 7.02.  Indemnification by the Seller.  The Seller shall indemnify, defend and hold harmless the Purchaser, the Affiliates of the Purchaser and their employees, officers and directors (each a “Indemnified Person”) from and against any and all Actions, damages, losses, liabilities and expenses (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any Action whether involving a third Person claim or a claim solely between the Parties) (the “Losses”) arising out of, in connection with or in relation to:

(i)           a breach of any representation or warranty made by the Seller and the Company in this Agreement (“Warranty Breach”); or

(ii)           a breach of any covenant or agreement by the Seller and the Company contained in this Agreement; or

(iii)           any and all Losses suffered or incurred by the Purchaser by reason of or in connection with any claim or cause of action of any third Person to the extent arising out of any action, inaction, event, condition, liability or obligation of the Seller or the Company occurring or existing prior to the Closing; or

(iv)            any liability, arising before or after  the Closing Date, that are not expressly assumed by the Purchaser pursuant to this Agreement.

SECTION 7.03.  Notice of Claims.   If any Indemnified Person is threatened with any claim, or any claim is presented to or made to an Indemnified Person, or any Action is commenced against an Indemnified Person, which may give rise to a right to indemnification hereunder, such Indemnified Person shall, with reasonable promptness, give written notice of such claim to the Seller, stating the amount of the Loss and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Seller from any of its obligations under this Article VII except to the extent that the Seller are materially prejudiced by such failure and shall not relieve the Seller from any other obligation or liability that it may have to the Indemnified Person otherwise than under this Article VII.  Without prejudice to the Indemnified Person’s right of indemnification under this Article VII, the Indemnified Person shall before taking any Action with respect to the subject claim, make itself available to meet with the Seller and, along with the Seller, attempt to resolve and/or settle the subject claim. The obligations and liabilities of the Seller under this Article VII with respect to Losses arising from claims of any third Person which are subject to the indemnification provided for in this Article VII (the “Third Person Claims”) shall be governed by and be contingent upon the following additional terms and conditions: the Seller may elect, after consultation with the Indemnified Person and within thirty (30) days after the receipt of a notice of claim and upon written acknowledgement of its indemnification obligations to the Indemnified Person hereunder, or five (5) days before the return date required by any claim, citation or other statute, whichever occurs earlier, to contest and defend against any Third Person Claims at the Seller’ expense, and shall give written notice to the Indemnified Person of the commencement of such contest or defense with reasonable promptness after the giving of the written notice of such claim by the Indemnified Person.  If the Seller acknowledge in writing their obligation to indemnify the Indemnified Person hereunder against any Third Person Claim, then the Seller shall be entitled to assume and control the defense of such claim at its expense and through counsel of their choice if they give notice of their intention to do so to the Indemnified Person within five (5) days of the receipt of such written acknowledgement by the Indemnified Person; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Person in its sole and absolute discretion for the same counsel to represent both the Seller and the Indemnified Person, then the Indemnified Person shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Person determines counsel is required, at the expense of the Seller.  In the event that the Seller exercise their right to undertake any such defense against any such Third Person Claim as provided herein, the Indemnified Person shall cooperate with the Seller in such defense and make available to the Seller, at the Seller’ expense, all witnesses, pertinent records, materials and information in the Indemnified Person’s possession or under his control relating thereto as is reasonably required by the Seller.  Similarly, in the event the Indemnified Person is, directly or indirectly, conducting the defense against any such Third Person Claim, the Seller shall cooperate with the Indemnified Person in such defense and make available to the Indemnified Person, at the Seller’ expense, all such witnesses, records, materials and information in the Seller’ possession or under his control relating thereto as is reasonably required by the Indemnified Person.  No Third Person Claim may be settled by the Seller without the prior written consent of the Indemnified Person.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01.  Termination.  This Agreement may be terminated at any time prior to the Closing in accordance with the following provisions:

(a)           Either the Seller or the Purchaser shall be entitled to elect not to complete the sale and purchase of the Purchased Shares and, accordingly, to terminate this Agreement if on or before the Closing Date:

(i)           either the Purchaser or the Seller becomes aware that one or more of the representations or warranties of the other Party contained in this Agreement is or are untrue, incorrect or misleading as of the date given in any material respect; or

(ii)           there is a breach of any agreement, covenant or obligation of the other Party under this Agreement and the other Party has failed to cure such breach within a 30-day period of receiving written notice thereof or such breach is not remediable; or

(iii)           any Action shall have been commenced or threatened by or before any Governmental Authority against the Company, the Seller or the Purchaser, seeking to restrain the transactions contemplated by this Agreement which, in its reasonable, good faith determination, is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 8.01(a)(iii) shall not apply if the Company or the Party seeking termination has directly or indirectly solicited or encouraged any such Action;  or

(iv)           the other Party is unable to fulfill the conditions set forth in Section 6.01 or Section 6.02 of this Agreement, as the case may be, within three (3) months from the date of this Agreement.

(b)           The Seller and the Purchaser may terminate this Agreement at any time by mutual written consent.

SECTION 8.02.  Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become null and void and there shall be no liability on the part of either Party hereto except (a) as set forth in Sections 5.03 and Section 8.04, and (b) that nothing herein shall relieve any Party from liability for any breach of this Agreement or negligence or willful failure to fulfill a condition to the performance of the other Party.

SECTION 8.03.  Waiver.  Either Party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered by the other Party pursuant hereto, or (c) waive compliance with any of the agreements or conditions of the other Party contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby.

SECTION 8.04.  Return of Initial Payment.  In the event of termination of this Agreement as provided in Section 8.01, the Seller shall return to the Purchaser the Initial Payment within 7 days from the date of termination.

ARTICLE IX

ARBITRATION

SECTION 9.01. Reference to Arbitration.  Any dispute, controversy or claim arising out of or in connection with this Agreement or any breach hereof (collectively, the “Dispute”) , if unresolved after sixty (60) days of written notice about the Dispute sent by one party, may be referred by any Party to the Hong Kong International Arbitration Center (“HKIAC”) and finally resolved under the current Rules of Arbitration of the HKIAC in Hong Kong. If any provisions of this Agreement is unenforceable for any reason, the provision in question shall be executed to the largest extend to realize each Parties’ intention when making this provision. The arbitration panel shall consist of three arbitrators appointed in accordance with Rules of Arbitration of the HKIAC.  The languages to be used in the arbitral proceedings shall be English. The arbitral award rendered by the arbitration tribunal in such arbitration shall be final and binding upon the Parties. During the period of arbitration, except issues relating to arbitration proceedings, each Party shall continue to perform this Agreement.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01.  Expenses.  All duties, costs and expenses, including but not limited to, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby, shall be paid by the Party incurring such costs or expenses.

SECTION 10.02.  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by air-courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses:

                       If to the Seller:

Address:	中国内蒙古乌兰察布四子王旗乌兰花镇建国路
Attention:	于晓静
Facsimile:	（86）0471-3316020

If to the Company:

Address:	吉尔吉斯斯坦共和国 比什凯克市 莱蒙托夫大街35号
Attention:	徐学明
Facsimile:	（00996）312596557

If to the Purchaser:

Address:	301, 3rd Floor, Tung Wah Mansion, 199-203 Hennessy Road, Wan Chai, Hong Kong
Attention:	Lu Shengjing
Facsimile:	+852 83445795

SECTION 10.03.  Severability.  If any term or provision of this Agreement shall be held to be invalid or unenforceable in whole or in part under any applicable Law, it shall be excluded from this Agreement (to the extent of such invalidity or unenforceability only), and all other terms and provisions of this Agreement shall continue to be in full force and effect.  Under such circumstances, the Parties shall use their best efforts to implement both the letter and spirit of this Agreement and replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that corresponds as far as possible to the spirit and purpose of the invalid or unenforceable term or provision.

SECTION 10.04.  Amendment.  This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, the Seller and the Purchaser.

SECTION 10.05.  Assignment and Succession. The parties agree that the Purchaser shall have the right to transfer its rights and obligations under this Agreement to its wholly owned subsidiaries without any restriction. This Agreement may not be assigned by operation of Law or otherwise without the express written consent of the other Party (which consent may be granted or withheld at the sole discretion of such Party).  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

SECTION 10.06.  Entire Agreement.  This Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral between them with respect to the subject matter hereof.  Any schedules and exhibits to this Agreement shall constitute an integral part of this Agreement.

SECTION 10.07.  Waivers, Remedies Cumulative.  No failure on the part of any Party to this Agreement to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by Law.

SECTION 10.08.  Liabilities for Breach.  Each of the Parties hereto shall bear liabilities for breach of this Agreement in accordance with Law and the provisions hereof.

SECTION 10.09.  No Agency.  This Agreement does not constitute any Party the agent or representative of the other Party.  No Party is authorized to create any obligation on behalf of the other Party.

SECTION 10.10.  Specific Performance.  The Parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity, without the necessity of demonstrating the inadequacy of money damages.

SECTION 10.11.  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in any number of counterparts, and by each of the Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement and shall be enforceable as such.

SECTION 10.12.  Time of Essence.  Time shall be of the essence of this Agreement, both as regards the times, dates and periods mentioned herein and as to any times, dates and periods which may, by agreement in writing between or on behalf of the Parties, be substituted for them.

SECTION 10.13.  Governing Law.  The formation, validity, interpretation, execution of this Agreement and settlement of any disputes arising hereunder shall be governed by and in accordance with the Laws of the Hong Kong Special Administrative Region.

SCHEDULE 1

公司详情

公司名称：	Общество с ограниченной ответственностью «ТУН-ЛИН»
“铜陵”有限责任公司
“TUN-LIN” Limited Liability Company
设立地：	Кыргызкая Республика, г. Бишкек
吉尔吉斯共和国比什凯克市
公司设立证明编号：	22223-3300-ООО(ИУ)

设立日期：	2005年6月1日

注册地址：	Кыргызкая Республика, г. Бишкек, ул. Лермонтва, 35 а.
吉尔吉斯共和国比什凯克市列尔蒙托瓦大街35a
注册资本：	5000索姆

已发股本：	5000索姆

股东：	Горная блоковая компания с ограниченной ответственностью АРВМ «Сян-Чжэнь»
内蒙古翔振矿业集团有限责任公司
董事：	无（说明：公司采用总经理负责制，总经理为于晓静）

业务性质：	根据公司章程经营矿山开发和吉尔吉斯法律允许的所有业务

备注：АРВМ为Автономной район Внутренняя Монголия（内蒙古自治区）的缩写。

SCHEDULE 2

子公司详情

公司名称：	Закрытое акциоерное Общество "Кичи-чаарат"
“基奇-恰阿拉特”封闭式股份公司
“Kichi-Chaarat” Closed Joint-Stock Company
设立地：	Кыргызкая Республика, г. Жалал-Абад
吉尔吉斯共和国贾拉拉巴德市
公司设立证明编号：	8063-3303-ЗАО

设立日期：	2009年5月27日

注册地址：	Кыргызкая Республика, Жалал-Абадская область, Чаткальский район, село Чакмак-Суу
吉尔吉斯共和国贾拉拉巴德州恰特卡尔区恰克马克 苏镇
注册资本：	10000索姆

已发股本：	100股 （每股100索姆）

股东：	Общество с ограниченной ответственностью «ТУН -ЛИН»
“铜陵”有限责任公司
“TUN-LIN” Limited Liability Company
董事：	无（说明：公司采用总经理负责制，总经理 为徐学明）

业务性质：	根据公司章程经营矿山开发和吉尔吉斯法律允许的所有 业务

SCHEDULE 3

FURTHER REPRESENTATIONS AND WARRANTIES

1.           SALE SHARES

(A)
The Sale Shares are fully paid up and rank pari passu in all respects with the other issued Shares, and the Seller represent that they are the beneficial owners of the Sale Shares free and clear of all Encumbrances whatsoever and there is outstanding no calls on any of the Sale Shares and all of the Sale Shares are fully paid.

(B)	The Seller represent that they are the beneficial owners of the Sale Loan free and clear of all Encumbrances whatsoever and the Sale Loan is valid, legal and subsisting.

2.           INCORPORATION AND CORPORATE STRUCTURE

Each member of the Group Companies has been duly incorporated and is validly existing under the laws of the jurisdiction of its incorporation and the information contained in the Recitals is true and correct.  The details relating to the capital structure of the Group and ownership of the Sale Shares as set out in Schedule 1 and 2 are true, complete and accurate in every respect;

3.           COMPLIANCE WITH CONSTITUTIONS

The copies of the memorandum and articles of association of each of the member of the Group which have been produced to the Purchaser are true and complete in all respects and have attached to them copies of all resolutions which are required by the applicable laws and regulations to be so attached. Each member of the Group have complied with its memorandum and articles of association in all respects and none of the activities, agreements, commitments or rights of the relevant member of the Group is ultra vires or unauthorised.

4.           NO OPTIONS OR OTHER SECURITIES

There are no options or other agreements outstanding which call for the issue of or accord to any person, the right to call for the issue of any loan or share capital of any member of the Group or the right to require the creation of any mortgage, charge, pledge, lien or other security or encumbrance;

5.           CORPORATE RECORDS

The register of members of each of the member of the Group and all other statutory books of each of the member of the Group are up to date and contain true records of all matters required by the applicable laws and regulations to be dealt with therein and each of the member of the Group has not received any notice of any application or intended application under any applicable laws and regulations for rectification of the register of members of any member of the and all annual or other returns required to be filed with the relevant companies registries have been properly filed within any applicable time limit and all legal requirements relating to the formation of each member of the Group and the issue of shares and other securities have been complied with.

6.           MINING LICENCE

(A)           True and complete copy of the Mining Licence has been supplied to the Purchaser, and such Mining Licence constitutes the entire documents in respect of the Mining of the Mine and is legal, valid and subsisting in accordance with its terms.

(B)           All covenants, obligations, conditions or restrictions imposed upon the Company have been duly and promptly observed and performed and there has been no breach by the Company under the Mining Licence.

(C)           All payment obligations under the Mining Licence have been promptly paid by the Company as and when due.

(D)           There are no disputes or outstanding or expected claims among the parties under the Mining Licence and there are no circumstances giving rise to such disputes or claims.

7.           ACCOUNTS

(A)           The Management Accounts gives a true and fair view of the state of affairs of the Group as at the Management Accounts Date and of the consolidated profits or losses of the Company for the financial period ended on the Management Accounts Date and are prepared in accordance with generally accepted accounting principles in Hong Kong consistently applied.

8.           TITLE TO ASSETS

Each member of the Group has good title to the assets used in its business free from all Encumbrances.

9.           COMPLIANCE WITH APPLICABLE LAWS

The Group has at all times carried on and will after Completion carry on its business in compliance with all applicable laws and regulations in all material respects and, without prejudice to the generality of the foregoing, the Group has obtained all licences and consents necessary for the carrying on of its business, and all such licences and consents are valid and subsisting and so far as the Vendors are aware there is no reason why any of the Group Companies should be suspended, cancelled or revoked.  No member of the Group is in breach in any material respect of any material contracts by which it is bound.

10.           NO MATERIAL NON-DISCLOSURE

There are no adverse material or substantial factors or circumstances known to the Seller relating to the business or affairs of the Group which have not been disclosed to the Purchaser.

11.           TAXATION

The Management Accounts has made full provision or reserve, in accordance with the principles set out in the notes respectively included in them, for all Taxation liable to be assessed on the Group, or for which the Group may be accountable, in respect of the period ended on the Management Accounts Date and such provision will be sufficient to cover all Taxation assessed or liable to be assessed on the Group or for which the Group, is, may be or may become accountable in respect of profits, income earnings, receipts, transfers, events and transactions up to and including the last day to which they relate.  The Group has duly complied with its obligations to account to the relevant tax authorities for all amounts for which it is or may become accountable in respect of Taxation.  All returns in connection with Taxation that should have been made by the Group have been made currently and on a proper basis.  The Group has duly and punctually paid all Taxation which it has become liable to pay and is under no liability to pay any penalty or interest in connection with any claim for Taxation.

12.           EVENTS SINCE THE MANAGEMENT ACCOUNTS DATE

(A)	Since the Management Accounts Date,

(1)	there has been no material and adverse change in the assets and liabilities, financial position, trading condition and prospects of the Group;

(2)	the business of the Group has been carried on in the ordinary and usual course and so as to maintain the same as a going concern;

(3)	the Group has not become bound or liable to be called upon to repay prematurely any loan capital;

(4)
the Group has not (i) acquired any assets of whatsoever nature; (ii) sold, transferred or otherwise disposed of any assets of whatsoever nature; (iii) cancelled or waived or released or discounted in whole or in part any debts or claims;

(5)	the Group has not incurred any capital expenditure or made any capital commitment otherwise than in its ordinary course of business; and

(6)	the Group has not changed any method of management or operation in respect of the business, undertaking or assets of the Group except in manner consistent with proper prior practice.

(B)
No circumstances exist whereby (whether by reason of an existing agreement or arrangement or otherwise) as a result of the acquisition of the Sale Shares and subscription for the Subscription Shares referred to in this Agreement:

(1)
any supplier of the Group will cease, or be entitled to cease, supplying the Group, or may substantially reduce its supplies to the Group or will vary the terms and conditions of such supplies to a material extent; and

(2)	any customer of the Group will cease, or be entitled to cease, to deal with it or may substantially reduce its existing level of business with it.

13.           MATERIAL CONTRACTS

(A)
Save as provided in this Agreement, each member of the Group has not entered into any contract since its incorporation and there is no claim under any agreement, instrument or arrangement which any member of the Group is a party in respect of any default, breach, negligent or defective performance or otherwise and no such claim is threatened against the Group and there is no circumstances that will likely give rise to such a claim.

(B)	No party to any agreement with, or under an obligation to the Group is in default under it. The Group is not in default under any agreement or covenant to which it is a party.

(C)	There is no offer, tender or the like outstanding which is capable of being converted into an obligation of the Group by acceptance, or other act of some other person, firm or company.

(D)	Each member of the Group is not a party to any contract, transaction, arrangement or liability which:

(1)	is of an unusual or abnormal nature, or outside the ordinary and proper course of business;

(2)	cannot readily be fulfilled or performed by it on time without undue, or unusual, expenditure of money, effort or personnel; or

(3)	involves, or is likely to involve obligations or liabilities which, by reason of their nature or magnitude ought reasonably to be made known to an intending purchaser of the Sale Shares.

(E)
Each member of the Group has not manufactured, sold or supplied services or products which are, or were, or will become, in any respect faulty or defective, or which do not comply in any respect with any term, warranties or representations, expressly or impliedly made by the relevant member or with all applicable regulations, standards, requirements and codes of practice.

(F)
Each member of the Group is not subject to any liability or obligation to service, repair, remedy or is otherwise required to do anything in respect of any services or contracts which have been performed by it.

(G)
There is not now outstanding, and there has not at any time during the two years prior to the date of this Agreement been outstanding any contract or arrangement to which the Group is a party and in which the Vendor or any director of the Group Companies, is or has been interested, whether directly or indirectly.

(H)
Each member of the Group is not a party to, and its profits or financial position during the three years prior to the date of this Agreement have not been affected by, any contract or arrangement which is not of an arm's length nature.

14.           INSURANCES

(A)
The Group has taken out insurances which provide cover in similar amounts and against such risk (including without limitation, risk in respect of personal injury, occupational diseases and death to employees in carrying out their respective duties) usually insured by prudent companies carrying on the same type of business as the Group and in particular has maintained all insurance required by all applicable laws and regulations.

(B)
All such insurances are in full force and effect and nothing has been done or omitted to be done which could make any policy void or voidable and all premium payable has been paid and no claim is outstanding under any of such insurance.

15.           ENVIRONMENT

(A)           For the purposes of this paragraph:

(i)
“Environment” means all or any part of the air (including, without limitation, air within buildings or natural or man-made structures whether above or below ground), water (including, without limitation, territorial, ocean, coastal and inland waters, surface water, groundwater and drains and sewers) and land (including, without limitation, sea bed or river bed under any water as described above, surface land and sub-surface land, and any natural or man-made structures), and also includes human, animal and plant life; and

(ii)
“Environmental Law” means any treaty, national, state, federal or local law, common law rule or other rule, regulation, ordinance, by-law, code, decree, demand or demand letter, injunction, judgement, notice or notice demand, code of practice, order or plan issued, promulgated or approved thereunder or in connection therewith pertaining to the protection of the Environment or to health and safety matters (and shall include, without limitation, laws relating to workers and public health and safety).

(B)           Each member of the Group has complied and is complying with all Environmental Laws that are applicable to its business where it is being carried on.

(C)           There is no civil, criminal or administrative action, claim, investigation or other proceeding or suit pending or threatened against any member of the Group arising from or relating to Environmental Law which is material in the context of the Group as a whole and there are no circumstances existing which may lead to any such action, claim, investigation, proceeding or suit.

(D)           Each member of the Group conducts its operations so as not to lead to a breach of Environmental Law and in accordance with good operating practice of the industry in relation to all matters, practices and activities which could affect or cause harm to the Environment.

(E)           None of the member of the Group occupies, leases, owns, uses or has previously used, owned, leased or occupied, any property such that it is or may be wholly or partly responsible for the costs of any clean-up or other corrective action to any site or any part of the Environment.

(F)           There are no circumstances which require or may require any member of the Group to incur significant expenditure which is material in the context of the Group as a whole in respect of the Environment or under Environmental Law.

(G)           Each member of the Group has all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements and no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or government agency, against or affecting the any member of the Group relating to hazardous materials or Environmental Laws have occurred.

SCHEDULE 4

CONDUCT PENDING CLOSING

(a)
the creation or issue of any shares in any member of the Group or the grant of any options over any shares or the uncalled capital of any member of the Group or the issue of any warrant, debentures, securities or other obligations convertible into shares in any member of the Group or enter into any agreement to do any of the same;

(b)
the capitalisation, repayment or other distribution of any amount standing to the credit of any reserve of any member of the Group on the redemption or purchase of any shares of any member of the Group or any other reorganisation of share capital;

(c)	the winding-up or liquidation of any member of the Group;

(d)	the alteration of the rights attaching to any of the Sale Shares or the shares in any member of the Group;

(e)	the alteration of the memorandum and articles of association of any member of the Group and the passing of any resolutions inconsistent with the provision of this Agreement;

(f)	the acquisition or disposal of any lease or any other interests in real property owned or occupied by any member of the Group or the creation of any mortgage or other encumbrance over such property;

(g)
the acquisition or disposal of any property or other asset by any member of the Group if the aggregate sum involved exceeds (or, in the case of a disposal, if the book value exceeds) HK$500,000 other than acquisition or disposals in the ordinary course of business of the Group;

(h)
the acquisition or formation by any member of the Group of any subsidiary or the acquisition of any share in any other company or the participation by any member of the Group in any partnership or joint venture;

(i)	the sale or disposal of the whole or a substantial part of the undertaking of any member of the Group;

(j)	the entering into of any material contract by any member of the Group other than in its ordinary course of business;

(k)
except in the ordinary and normal course of business of the relevant member of the Group, the lending of any moneys (otherwise than by way of deposit with a bank or other institution the normal business of which includes the acceptance of deposit), the granting of any credit or the giving of any guarantee or indemnity;

(l)	the amalgamation or merger of any member of the Group with any other company or concern;

(m)	the alteration of the composition of any board of directors of any member of the Group;

(n)	the making of any capital commitment by any member of the Group exceeding HK$500,000;

(o)	the making, declaration or payment of any dividend or distribution save as disclosed in the Management Accounts;

(p)	doing, allowing or procuring any act or omission on or before Closing which will constitute a breach of any of the warranties by the Seller or the Company;

(q)	doing anything which is likely to materially jeopardize or diminish the value of any tangible assets of the Group; or

(r)	the borrowing of any moneys exceeding HK$500,000 or equivalent.

SCHEDULE 5

FORM OF TAX INDEMNITY

THIS DEED OF INDEMNITY AND GUARANTEE is dated [*] and made by

Inner Mongolia Xiangzhen Mining Group Co., Ltd., a company organized and existing under the Laws of People’s Republic of China with its legal address at Jianguo Road, Wulanhua, Sizi wang Qi, Wulanchabu, Inner Mongolia, People’s Republic of China; (the “Vendor”)

IN FAVOR OF:

(1)
Fortune Pegasus International Limited 福骏国际有限公司, a company organized and existing under the Laws of British Virgin Islands with its business address at PO Box 4389, Road Town, Tortola, British Virgin Islands (the “Purchaser”); and

(2)
Tun Lin Limited Liability Company in the Kyrgyz Republic, an exempt company organized under the laws of Kyrgyz Republic (the “Company”) on its own behalf and as trustee for the companies whose names, places of incorporation and attributable interest of the Company are set out in the Schedule (the “Subsidiaries”)

WHEREAS:

(A)
This Deed is supplemental to an agreement (the "Agreement") dated [•] and made between the Vendor as vendor and the Purchaser as purchaser in relation to, inter alia, the sale and purchase of the entire issued share capital of the Company.

(B)
It is a condition of the Agreement that the Vendor shall enter into this Deed to provide the Purchaser and the Company and Subsidiaries with a guarantee and indemnity subject to the terms and conditions herein contained.

NOW THIS DEED WITNESSES AND IT IS HEREBY AGREED as follows:

1.	(A)	In this Deed, expressions defined or to which a meaning is assigned in the Agreement shall, unless otherwise defined herein, bear the same meanings when used herein.

(B)	In this Deed:

(i)	"Relief" includes any relief, allowance, set off or deduction in computing profits or credit granted by or pursuant to any legislation or otherwise relating to all forms of Taxation;

(ii)	"Taxation" means:

(a)
any liability to any form of taxation whenever created or imposed and whether of Hong Kong and PRC or of any other part of the world and without prejudice to the generality of the foregoing includes profits tax, provisional profits tax, interest tax, salaries tax, property tax, estate duty, death duty, capital duty, stamp duty, payroll tax, withholding tax, rates, customs and exercise duties and generally any tax duty, impost, levy or rate or any amount payable to the revenue, customs or fiscal authorities whether of Hong Kong or of any other part of the world;

(b)	such an amount or amounts as is or are referred to in paragraph (vi) of this Clause; and

(c)
all costs, interest, penalties, charges and expenses incidental or relating to the liability to Taxation or the deprivation of Relief or of a right to repayment of Taxation which is the subject of the indemnity and guarantee contained in Clause 3 to the extent that the same is/are payable or suffered by the Companies;

(iii)
"Taxation Claim" includes any assessment, notice, demand or other documents issued or action taken by or on behalf of the Inland Revenue Department of Hong Kong or any other statutory or governmental authority whatsoever in Hong Kong or PRC or any other part of the world from which it appears that the Companies is liable or is sought to be made liable for any payment of any form of Taxation or to be deprived of any Relief or right to repayment of any form of Taxation which Relief or right to repayment would but for the Taxation Claim have been available to the Companies;

(iv)
in the event of any deprivation of any Relief or of a right to repayment of any form of Taxation there shall be treated as an amount of Taxation for which a liability has arisen the amount of such Relief or repayment or (if smaller) the amount by which the liability to any such Taxation of the Companies would have been reduced by such Relief if there had been no such deprivation as aforesaid, applying the relevant rates of taxation in force in the period or periods in respect of which such Relief would have applied or (where the rate has at the relevant time not been fixed) the last known rate and assuming that the Companies had sufficient profits against which such Relief might be set or given; and

(v)	“Companies” means the Company and the Subsidiaries.

(C)
In this Deed, unless the context otherwise requires, the singular includes the plural and vice versa, words importing any gender include every gender and references to persons include firms, companies and corporations.

(D)	In this Deed, references to clauses are to Clauses of this Deed.

2.	(A)
The Vendor hereby agrees with the Purchaser and the Companies that it will indemnify and guarantee and at all times keep them and each of them indemnified and guaranteed against Taxation falling on the Companies resulting from or by reference to any income, profits or gains earned, accrued or received on or before the Completion Date or any event or transaction on or before the Completion Date whether alone or in conjunction with any circumstances whenever occurring and whether or not such Taxation is chargeable against or attributable to any other person, firm or company.

(B)
The indemnity and guarantee contained in sub-clause (A) above shall not apply to Taxation falling on the Companies in respect of their current accounting periods or any accounting period commencing on or after the Completion Date unless liability for such Taxation would not have arisen but for some act or omission of, or transaction voluntarily effected by, the Companies (whether alone or in conjunction with some other act, omission or transaction, whenever occurring) without the prior written consent or agreement of the Vendor other than any such act, omission or transaction:

(i)	carried out or effected in the ordinary course of business or in the ordinary course of acquiring and disposing of capital assets on or before the Completion Date; or

(ii)	carried out, made or entered into pursuant to a legally binding commitment created on or before the Completion Date; or

(iii)	consisting of the Companies ceasing, or being deemed to cease, to be a member of any group of companies or being associated with any other company for the purposes of any matter of Taxation.

3.
The indemnity and guarantee given by Clause 2 does not cover any Taxation Claim to the extent that such Taxation Claim arises or is incurred as a result of the imposition of Taxation as a consequence of any retrospective change in the law or practice coming into force after the Completion Date or to the extent that such Taxation Claim arises or is increased by an increase in rates of Taxation after such date with retrospective effect.

4.	No claim under this Deed shall be made by the Purchaser and the Companies in respect of the same Taxation.

5.
In the event of any Taxation Claim arising, the Purchaser and the Companies shall by way of covenant but not as a condition precedent to the liability of the Vendor hereunder give or procure that notice thereof is as soon as reasonably practicable given to the Vendor in the manner provided in Clause 10; and, as regards any such Taxation Claim, the Purchaser and the Companies shall at the request of the Vendor take such action, or procure that such action be taken, as the Vendor may reasonably request to cause the Taxation Claim to be withdrawn, or to dispute, resist, appeal against, compromise or defend the Taxation Claim and any determination in respect thereof but subject to the Purchaser and the Companies being indemnified and secured to its or their reasonable satisfaction by the Vendor against all losses (including additional Taxation), costs, damages and expenses which may be thereby incurred.

6.	(A)
If after the Vendor has made any payment pursuant to Clause 2 hereof, the Companies shall receive a refund of all or part of the relevant Taxation such company (if it shall receive such refund) shall repay or (if another of the Companies shall receive such refund) shall procure repayment by such Company, as the case may be to the Vendor) a sum corresponding to the amount of such refund less:

(i)	any expenses, costs and charges properly incurred by the Companies in recovering such refund; and

(ii)
the amount of any additional Taxation which shall not have been taken into account in calculating any other payment made or to be made pursuant to this Clause but which is suffered by the Companies in consequence of such refund.

(B)
Any payments due by the Vendor pursuant to the foregoing provisions of this Deed shall be increased to include such interest on unpaid tax as the Companies shall have been required to pay pursuant to all legislations applicable to them.

7.	The Vendor shall be liable in perpetuity for all claims under this Deed.

8.
The indemnities, guarantees, agreements and undertakings herein contained shall bind the personal representatives or successors of the Vendor and shall enure for the benefit of each party's successors or assigns.

9.	The whole or any part of the benefit of this Deed may be assigned by the Purchaser and the Company.

10.
Any notice required to be given under this Deed shall be in writing and shall be delivered personally or sent by facsimile or by registered or recorded delivery post, postage prepaid to the respective party at the address set out herein or such other address as may have been last notified in writing by or on behalf of such party to the other parties hereto.  Any such notice shall be deemed to be served at the time when the same is handed to or left at the address of the party to be served and if served by post or facsimile transmission at the time it would have been received in the normal course of post or facsimile.

11.
This Deed is governed by and shall be construed in accordance with the laws of Hong Kong and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Hong Kong in relation to any proceedings arising out of or in connection with this Deed.

IN WITNESS whereof this Deed of Indemnity and Guarantee has been duly executed the day and year first above written.

THE SCHEDULE

The Subsidiary

Name	Place of Incorporation	Attributable Interest of the Company (%)

Закрытое акциоерное Общество "Кичи-чаарат" “基奇-恰阿拉特”封闭式股份公司 “Kichi-Chaarat” Closed Joint-Stock Company	吉尔吉斯共和国	100%

THE VENDOR

SEALED with the COMMON SEAL of	)
and SIGNED by		)
for and on behalf of		)
Inner Mongolia Xiangzhen Mining	)
Group Co., Ltd.		)
in the presence of:		)

THE PURCHASER

SEALED with the COMMON SEAL of	)
and SIGNED by		)
for and on behalf of		)
Fortune Pegasus International Limited	)
in the presence of:		)

DATE:                                             2009

INNER MONGOLIA XIANGZHEN MINING GROUP CO., LTD.

(as Vendor)

in favour of

FORTUNE PEGASUS INTERNATIONAL LIMITED

(as Purchaser)

and

TUN LIN LIMITED LIABILITY COMPANY
and its subsidiaries
(as the Companies)

______________________________

DEED OF INDEMNITY AND GUARANTEE
_______________________________

SCHEDULE 6

DATE: [*]

Inner Mongolia Xiangzhen Mining Group Co., Ltd.
(as Assignor)

and

Fortune Pegasus International Limited
(as Assignee)

and

Tun Lin Limited Liability Company
(the Company)

___________________________________________________

DEED OF ASSIGNMENT
___________________________________________________

THIS ASSIGNMENT is dated [*] and made

BETWEEN

(1)
Inner Mongolia Xiangzhen Mining Group Co., Ltd., a company organized and existing under the Laws of People’s Republic of China with its legal address at Jianguo Road, Wulanhua, Sizi wang Qi, Wulanchabu, Inner Mongolia, People’s Republic of China (the “Assignor”);

(2)
Fortune Pegasus International Limited 福骏国际有限公司, a company organized and existing under the Laws of British Virgin Islands with its business address at PO Box 4389, Road Town, Tortola, British Virgin Islands (the “Assignee”); and

(3)	Tun Lin Limited Liability Company in the Kyrgyz Republic, an exempt company organized under the laws of Kyrgyz Republic (the “Company”).

WHEREAS

(A)	As at the date of this Assignment, the Company is indebted to the Assignor in the aggregate amount of US$1,761,784.78 in the form of shareholder’s loan (the “Shareholder’s Loan”).

(B)
This Assignment is supplemental to an agreement (the “Sale and Purchase Agreement”) dated [*] and made between the Assignor as vendor and the Assignee as purchaser whereby the Assignee has agreed to acquire from the Assignor, among other matters, all the rights, titles, benefits and interests in the Shareholder’s Loan.

(C)	It is a condition of the Sale and Purchase Agreement that the parties shall enter into this Assignment.

NOW THIS DEED WITNESSETH AND IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

1.1	In this Assignment, expressions defined or to which a meaning is assigned in the Sale and Purchase Agreement shall, unless the context otherwise requires, bear the same meanings when used herein.

1.2	In this Assignment, the expression “this Assignment” shall mean this deed of assignment, as amended from time to time.

1.3
The headings of this Assignment are inserted for convenience only and shall be ignored in construing this Assignment.  Unless the context otherwise requires, references in this Assignment to the singular shall be deemed to include references to the plural and vice versa; references to one gender shall include all genders and reference to any person shall include an individual, firm, body corporate or unincorporate.

2.	ASSIGNMENT

In consideration of the payment by the Assignee to the Assignor, the Assignor as beneficial owner hereby assigns and transfers to the Assignee absolutely all its rights, title, interests and benefits in and to the Shareholder’s Loan free from all Encumbrances to the intent that the Assignee shall as from the date hereof be solely and absolutely entitled to the same to the exclusion of the Assignor.

3.	REPRESENTATIONS, WARRANTIES AND CONFIRMATION

3.1
The Assignor hereby represents and warrants to the Assignee that as at the date of this Assignment, the Assignor is solely, legally and beneficially entitled to all of its right, title and interest in and to the Shareholder’s Loan and has the necessary right and authority to assign the same to the Assignee pursuant to this Assignment.

3.2	The Assignor hereby confirm to the Assignee that the Shareholder’s Loan is non-interest bearing and repayable on demand, is now due and owing by the Company to the Assignor.

3.3
The Company hereby acknowledges and confirms to the Assignee that as from the date hereof the Shareholder’s Loan is owed to the Assignee and the Company will henceforth make all payment due under the Shareholder’s Loan and discharge all of its obligations in respect thereof to the Assignee.

3.2
The Company further acknowledges and confirms that it has not, as at the date hereof, received any notice that any Encumbrances have been created or are subsisting over the Shareholder’s Loan or any part thereof or any party has or will have any right or interest whatsoever in or over the Shareholder’s Loan or any part thereof.

4.	ASSIGNS

This Assignment shall enure to the benefit of and be binding on each party and its respective successors and permitted assigns provided that none of the parties hereto shall assign or transfer or purport to assign or transfer any of its rights or obligations hereunder without the consent of the other parties hereto.

5.	GOVERNING LAW AND JURISDICTION

5.1	This Assignment shall in all respects be governed by and construed in accordance with the laws of Hong Kong.

5.2	The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the Hong Kong courts.

5.3
The Assignee appoints [*] of [*] to receive, for it and on its behalf, service of process in the proceedings in Hong Kong.  Such service shall be deemed completed on delivery to the process agent (whether or not it is forwarded to and received by the Assignee).  If for any reason the agent named herein (or its successor) no longer serves as agent of the Assignee for this purpose, the Assignee shall promptly appoint a successor agent in Hong Kong and notify the Assignor provided that until the Assignor receives such notification, it shall be entitled to treat the agent named herein (or its successor) as the agent of the Assignee for the purposes of this Clause.  The Assignee agrees that any such legal process shall be sufficiently served on it if delivered to such agent for service at its address for the time being in Hong Kong whether or not such agent gives notice thereof to the Assignee.

IN WITNESS whereof the parties hereto have executed this Deed under seal as a deed on the day and year first above written.

THE ASSIGNOR

SEALED with the COMMON SEAL of	)
and SIGNED by		)
for and on behalf of		)
Inner Mongolia Xiangzhen Mining		)
Group Co., Ltd.		)
in the presence of:		)

THE ASSIGNEE

SEALED with the COMMON SEAL of	)
and SIGNED by		)
for and on behalf of		)
Fortune Pegasus International Limited	)
in the presence of:		)

THE COMPANY

SEALED with the COMMON SEAL of	)
and SIGNED by		)
for and on behalf of		)
Tun Lin Limited Liability Company	)
in the presence of:		)

[SIGNATURE PAGE FOLLOWS]

                       IN WITNESS WHEREOF, the Seller, the Company and the Purchaser have caused this Agreement to be executed in five (5) copies by their duly authorized representatives as of the date first written above.

Seller: Inner Mongolia Xiangzhen Mining Group Co., Ltd.

By:	/s/Xiaojing Yu

Company: Tun Lin Limited Liability Company

By:	/s/ Xiaojing Yu
Name: Xiaojing Yu

Purchaser: Fortune Pegasus International Limited

By:	/s/ Authorized Representative
Name: Title:

Signature Page of the Share Purchase Agreement